EXHIBIT 10.62

KAR AUCTION SERVICES, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

(Effective December 10, 2009)

KAR AUCTION SERVICES, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE V DISTRIBUTIONS	6
5.1. Time of Payment	6
5.2. Form of Payment	6
5.3. Permissible Distributions	6
5.4. Permissible Acceleration of Payments	7
5.5. Permissible Delay of Payment	8
5.6. Payment Deemed Timely	8
5.7. Valuation of Distributions	8

ARTICLE VI ACCOUNTS	9
6.1. Account	9
6.2. Crediting of Earnings on Non-Stock Compensation	9
6.3. Crediting of Earnings on Deferred Stock Payments	9
6.4. Statement of Account	9
6.5. Vesting	10

ARTICLE VII FUNDING AND PARTICIPANTS’ INTEREST	10
7.1. Plan Unfunded	10
7.2. Establishment of Grantor Trust	10
7.3. Participants’ Interest in Plan	10

ARTICLE VIII ADMINISTRATION AND INTERPRETATION	10
8.1. Administration	10
8.2. Interpretation	10
8.3. Records and Reports	11
8.4. Payment of Expenses	11
8.5. Indemnification for Liability	11
8.6. Claims Procedure	11
8.7. Review Procedure	11
8.8. Legal Claims	12
8.9. Participant and Beneficiary Information	12

ARTICLE IX AMENDMENT AND TERMINATION	12
9.1. Amendment	12
9.2. Termination of Plan	12

ARTICLE X MISCELLANEOUS PROVISIONS	13
10.1. Right of Company to Take Actions	13
10.2. Alienation or Assignment of Benefits	14
10.3. Company’s Protection	14
10.4. Construction	14
10.5. Headings	14
10.6. Number and Gender	14
10.7. Right to Withhold	14

KAR AUCTION SERVICES, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

(Effective December 10, 2009)

ARTICLE I

INTRODUCTION

1.1. Purpose. The purpose of the Plan is to promote the interests of the Company and the stockholders of the Company by providing non-employee Directors the opportunity to defer retainer fees and stock payments.

1.2. Effective Date. The effective date of the Plan is December 10, 2009.

1.3. Type of Plan. The Plan is intended to be an unfunded plan of non-qualified deferred compensation that meets the requirements of Code Section 409A. In the event that any provision of the Plan is inconsistent with Code Section 409A, the applicable provisions of Code Section 409A shall be deemed to automatically supersede such inconsistent provision and the Plan shall be administered to comply with Code Section 409A.

ARTICLE II

DEFINITIONS

Where used in the Plan, the following initially capitalized words and terms shall have the meanings specified below, unless the context clearly indicates to the contrary:

2.1. “Account” means the recordkeeping account established by the Administrator for each Participant to which Deferrable Compensation, and earnings thereon, are credited in accordance with Article VI of the Plan. An Account may consist of one or more sub-accounts established by the Administrator, as deemed necessary for efficient operation of the Plan.

2.2. “Administrator” means the Committee or such individuals or entity designated by the Committee to administer the Plan.

2.3. “Affiliate” means an entity, more than fifty percent (50%) of the total voting power of which is owned, directly or indirectly, by the Company.

2.4. “Beneficiary” means such person(s) or legal entity that is designated by a Participant under Section 8.9 to receive benefits hereunder after such Participant’s death.

2.5. “Board” means the board of directors of the Company.

2.6. “Change in Control” means and shall be deemed to occur upon a Change in Ownership, a Change in Effective Control, or a Change in Ownership of Substantial Assets. For this purpose:

(i) A “Change in Ownership” means that a person or group (other than KAR Holdings II, LLC or its affiliates) acquires more than fifty percent (50%) of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than fifty percent (50%) of the aggregate fair market value or voting power of the Company’s capital stock.

(ii) A “Change in Effective Control” means that (a) a person or group (other than KAR Holdings II, LLC or its affiliates) acquires (or has acquired during the immediately preceding twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of the capital stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, or (b) a majority of the members of the Board of the Company is replaced during any twelve (12) month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

(iii) A “Change in Ownership of Substantial Assets” means that any person or group (other than KAR Holdings II, LLC or its affiliates) acquires (or has acquired during the immediately preceding twelve (12) month period ending on the date of the most recent acquisition) assets of the Company with an aggregate gross fair market value of not less than forty percent (40%) of the aggregate gross fair market value of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value shall mean the fair value of the affected assets determined without regard to any liabilities associated with such assets.

The Board shall determine whether a Change in Control has occurred hereunder in a manner consistent with the provisions of Code Section 409A and the regulations and applicable guidance promulgated thereunder.

2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations and applicable guidance promulgated thereunder. References in the Plan to specific sections of the Code shall be deemed to include any successor provisions thereto.

2.8. “Committee” means any committee or subcommittee the Board may appoint to administer the Plan, which, in the discretion of the Board, may consist of two or more persons, each of whom is an “outside director” within the meaning of Code Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3.

2.9. “Company” means KAR Auction Services, Inc., a Delaware corporation.

2.10. “Company Stock” means the common stock of the Company, par value $.01 per share.

2.11. “Deferrable Compensation” means one hundred percent (100%) of Fees that would be payable to a Director during a Plan Year but for the Director’s election to defer such Deferrable Compensation on his or her Election Form in accordance with Article IV of this Plan.

2.12. “Director” means a director on the Board who is not an Employee.

2.13. “Election Form” means such document(s) or form(s), which may be electronic, as prescribed and made available from time to time by the Administrator, whereby a Director enrolls in the Plan as a Participant, elects to defer Deferrable Compensation pursuant to Article IV of this Plan, and/or makes investment elections pursuant to Section 6.2 of the Plan.

2.14. “Employee” means a common law employee of the Company or an Affiliate.

2.15. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16. “Fair Market Value” as of a particular date shall mean the fair market value of a share of Company Stock as determined by the Administrator in its sole discretion; provided, however, that (i) if the Company Stock is admitted to trading on a national securities exchange, the fair market value of a share of Company Stock on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported, or (ii) if the shares of Company Stock are not then listed on the New York Stock Exchange, the average of the highest reported bid and lowest reported asked prices for the shares of Company Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market, or (iii) if the shares of Company Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith and in accordance with Code Section 409A.

2.17. “Fees” means the retainer fees payable by the Company to the Director with respect to his or her service on the Board, including both fees payable in cash and fees payable in shares of Company Stock (“Stock Payments”).

2.18. “Installment Payment” means a series of substantially equal annual payments of the Participant’s Account paid over a period ranging from two (2) whole years to ten (10) whole years, as elected by the Participant, commencing as of the applicable payment date under the plan. For purposes of Section 4.5, an Installment Payment is treated as a single payment.

2.19. “Lump Sum Payment” means a single sum distribution of the entire value of a Participant’s Account.

2.20. “Participant” means any eligible Director who defers Deferrable Compensation to this Plan by filing an Election Form and for whom an Account is maintained under the Plan.

2.21. “Plan” means the KAR Auction Services, Inc. Directors Deferred Compensation Plan.

2.22. “Plan Year” means the calendar year.

2.23. “Specified Employee” means a Participant who is determined to be a “specified employee” within the meaning of Code Section 409A with respect to a Termination from Service occurring in any twelve (12) month period commencing on April 1 based on the Participant’s compensation with the Employer, as defined in Code Section 416(i)(1)(D), and his or her status at the end of the immediately preceding Plan Year. For purposes of determining whether a Participant is classified as a Specified Employee, compensation from a nonresident alien’s gross income under Section 1.415(c)-2(g)(5)(ii) on account of the location of the services or the identify of an Employer that is not effectively connected with the conduct of a trade or business within the United States shall be excluded.

2.24. “Termination from Service” means the date the Participant ceases to be a Director on account of a voluntary or involuntary separation from service, within the meaning of Code Section 409A, with the Board for any reason.

2.25. “Unforeseeable Emergency” means with respect to a Participant, his or her spouse, dependents (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)) or Beneficiary, a non-reimbursable severe financial hardship attributable to (i) a sudden and unexpected illness or accident or (ii) funeral expenses, and also means with respect to the Participant (A) a property loss due to casualty that is not otherwise covered by insurance, (B) imminent foreclosure or eviction from the Participant’s primary residence, or (C) a similar extraordinary and unforeseeable circumstance beyond the control of the Participant, as determined by the Administrator. For purposes of this Plan, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.

ARTICLE III

PARTICIPATION BY DIRECTORS

3.1. Participation. Participation in this Plan is voluntary and is limited to eligible Directors who file Election Forms in accordance with Article IV.

3.2. Cessation of Participation. A Director shall remain eligible to file deferral elections under the Plan until the earlier of (i) the date the Administrator informs the Director that he or she is no longer eligible to participate in the Plan, i.e., “Ineligible Status,” or (ii) the date such Director incurs a Termination from Service.

3.3. Ineligible Status. If the Administrator determines that a Director has “Ineligible Status,” effective as of the date of such determination, said ineligible Director shall no longer be eligible to file deferral elections under the Plan. The Account of an ineligible Director shall be paid in accordance with Sections 5.1 and 5.2 of the Plan, except to the extent all or part of such Account is eligible for distribution of accelerated payment as permitted in Sections 5.3 and 5.4.

ARTICLE IV

PARTICIPANT DEFERRALS

4.1. Deferral Elections – General. A Participant’s deferral election for a Plan Year is irrevocable for such Plan Year except to the extent a cessation of deferrals hereunder is required under Section 4.4. Amounts deferred under the Plan shall not be distributed to a Participant except as expressly provided in Article V or as otherwise permitted under Code Section 409A. A deferral election hereunder shall be made on an Election Form and comply with the applicable requirements of this Article IV. A Participant’s initial deferral election under the Plan shall designate the amount of Deferrable Compensation that is being deferred and the form of distribution (as permitted in Section 5.2(a)). A Participant’s deferral election shall remain in effect under the Plan until it is terminated by operation of the Plan or changed by the Participant in accordance with Section 4.3 herein. The Administrator may establish procedures for deferral elections as it deems necessary to comply with the requirements of this Article IV and Code Section 409A.

4.2. First Year of Eligibility. Notwithstanding the timing requirements of Sections 4.3 and 4.4, a Director may elect to defer Deferrable Compensation by completing and executing an Election Form that specifies the amount or percentage of compensation to be deferred within the thirty (30) day period immediately following the date he or she first becomes a Director; provided that the compensation being deferred relates to services performed after the date of such election.

4.3. Cessation of Deferral of Cash Fees and Stock Payment Fees. A Director may elect to suspend or revoke a prior deferral of Fees payable for services performed during a subsequent Plan Year by completing and executing an Election Form that specifies the amount or percentage of Fees to be deferred and filing it with the Administrator before expiration of the election period established by the Administrator, which period shall end no later than December 31 of the calendar year immediately preceding such Plan Year.

4.4. Unforeseeable Emergency – Cessation of Deferral Elections. To the extent provided for under Code Section 409A, a Participant’s deferral election(s) in effect under the Plan for a Plan Year in which a Participant is granted an Unforeseeable Emergency distribution in accordance with Section 5.3(b) hereof may be terminated by the Administrator, effective as soon as practicable following the grant of such emergency distribution. If a Participant’s deferral elections under the Plan are terminated in accordance with the foregoing sentence, such Participant shall be ineligible to make deferrals of compensation to the Plan for the six (6) month period following his or her receipt of the emergency distribution. Subject to the foregoing six (6) month limitation, the Participant may make new deferral elections for Deferrable Compensation payable in subsequent Plan Years in accordance with this Article IV.

4.5. Changes to Form of Payment. A Participant shall be permitted a one-time election to change the form of payment relating to the distribution of his or her Account to the extent permitted by the Administrator and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirements that such redeferral election (a) may not take effect until at least twelve (12) months after such redeferral election is filed with the Administrator; (b) must result in the first distribution subject to the redeferral election being made at least five (5) years after the Termination from Service; and (c) must be filed with the Administrator at least twelve (12) months before such Termination from Service.

ARTICLE V

DISTRIBUTIONS

5.1. Time of Payment.

(a) A Participant’s Account shall be distributed as soon as administratively possible following the Participant’s Termination from Service, but no later than thirty (30) days after the last day of the calendar month in which the Participant’s Termination from Service occurs.

(b) Notwithstanding the foregoing, with respect to a Specified Employee, a payment upon Termination from Service shall not be made earlier than the date that is at least six (6) months after the date of such Specified Employee’s Termination from Service.

5.2. Form of Payment.

(a) Except as otherwise provided under the Plan, a Participant’s Account shall be paid as a Lump Sum Payment or an Installment Payment, as elected by the Participant on his or her Election Form.

(b) In the absence of Participant’s election as to the form of payment, as permitted under subsection (a) above, a Participant’s Account shall be distributed in the form of a Lump Sum Payment.

(c) Deferral of Stock Payments shall be paid only in shares of Company Stock.

5.3. Permissible Distributions. No distribution under the Plan shall be permitted except as set forth in this Section 5.3 or as otherwise permitted under the Plan and Code Section 409A(a)(2).

(a) Change in Control. Notwithstanding any provision of the Plan or Participant Election Form to the contrary, a Participant who incurs a Termination from Service within the two (2) year period immediately following a Change in Control shall receive a Lump Sum Payment of his or her Account within thirty (30) days following the date of such Termination from Service.

(b) Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency, such Participant shall be permitted to withdraw all or a portion of his or her Account in the form of an immediate single-sum payment, subject to the limitations set forth below:

(i) A request for withdrawal shall be made to the Administrator in writing and shall set forth the circumstances surrounding the Unforeseeable Emergency. As a condition of and part of such request, the Participant shall provide to the Administrator his or her written representation that (A) the emergency cannot be relieved by insurance or other reimbursement reasonably available to the Participant, (B) the emergency can only be relieved by liquidation of the Participant’s assets and any such liquidation would itself result in severe damage or injury to the Participant, (C) the Participant has no reasonable borrowing capacity to relieve the emergency, and (D) the emergency cannot be relieved by cessation of the Participant’s deferrals under the Plan. The Administrator shall be entitled to request such additional information as may be reasonably required to determine whether an Unforeseeable Emergency exists or the amount of the emergency, and may establish additional conditions precedent to the review or granting of a request for a withdrawal on account of an Unforeseeable Emergency.

(ii) If the Administrator determines that an Unforeseeable Emergency exists, the Administrator shall authorize the immediate distribution of the amount required to meet the financial need created by such Unforeseeable Emergency, including any taxes payable on such amount, and, if required, the cessation of the Participant’s deferrals to the Plan as permitted in Section 4.5.

(c) Death Distribution. Notwithstanding any provision of the Plan or Participant Election Form to the contrary, in the event of a Participant’s death before the complete distribution of his or her Account, the distribution of such Participant’s Account shall be made in a Lump Sum Payment to the Participant’s Beneficiary within sixty (60) days after the date of death.

5.4. Permissible Acceleration of Payments. No acceleration of time or schedule of payments under the Plan shall be permitted except as set forth in this Section 5.4 or as otherwise permitted under the Plan and Code Section 409A(a)(3).

(a) Distribution for Taxes. The Plan may accelerate payment of all or part of a Participant’s Account to pay or withhold state, local, or foreign tax obligations; taxes imposed under the Federal Insurance Contributions Act or the Railroad Retirement Act; and any related federal income tax thereon, arising from a Participant’s participation in the Plan. Such payment of withholding must be limited to the amount necessary to fulfill such tax obligation.

(b) Small Payment. Notwithstanding any provision of the Plan to the contrary, if the total value of a Participant’s Account or death benefit payable hereunder is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), and the Participant is not entitled to a benefit from any other plan that is required to be aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2), the Administrator may distribute such amount to the Participant or Beneficiary in the form of a Lump Sum Payment.

(c) Income Inclusion under 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the plan fails to meet the requirements of Code Section 409A, the Administrator may distribute to Participants the portion of their Accounts that is required to be included in income as a result of such failure.

5.5. Permissible Delay of Payment. The Administrator may delay payment to a date after the designated payment date pursuant to any of the following circumstances; provided that payments to similarly situated Participants are made on a reasonably consistent basis.

(a) Payments That Would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Administrator reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Administrator reasonably anticipates that the making of the payment will not cause such violation. For purposes of this Section 5.5(a), the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

5.6. Payment Deemed Timely. A payment shall be treated as made upon the date specified under the Plan under the following circumstances:

(a) If the payment is made at such date or a later date within the same calendar year or, if later, by the fifteenth (15th) day of the third calendar month following the date specified under the Plan.

(b) If calculation of the amount of the payment is not administratively practicable due to events “beyond the control” of the Participant, or the Participant’s Beneficiary (as such phrase is defined under Code Section 409A), the payment will be treated as made upon the date specified under the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable.

(c) If the Company fails to make a payment, in whole or in part, as of the date specified under the Plan, either intentionally or unintentionally, the payment will be treated as made upon the date specified under the Plan if (i) the Participant accepts the portion (if any) of the payment that the Company is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount), (ii) the Participant files claims pursuant to Sections 8.6 and 8.7 herein to collect the unpaid portion of the payment, and (iii) any further payment (including payment of a lesser amount that satisfies the Company’s obligation to make the entire payment) is made no later than the end of the first calendar year in which the Company and the Participant enter into a legally binding settlement of such dispute, the Company concedes that the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.

5.7. Valuation of Distributions. All distributions under this Plan shall be based upon a daily valuation of the Participant’s Account or, where applicable, the Fair Market Value of the shares of Company Stock that relate to the Stock Payments deferred under the Participant’s Account, as determined by the Administrator.

ARTICLE VI

ACCOUNTS

6.1. Account. The Administrator shall establish and maintain, or cause to be established and maintained, a separate Account for each Participant hereunder who executes an election pursuant to Article IV. Each such Participant’s Deferrable Compensation deferred pursuant to an Election Form under Article IV shall be separately accounted for and credited with earnings or dividends, as applicable, for recordkeeping purposes only, to his or her Account. A Participant’s Account shall be solely for the purposes of measuring the amounts to be paid under the Plan. Except as provided in Article VII, the Company shall not be required to fund or secure a Participant’s Account in any way, the Company’s obligation to Participants hereunder being purely contractual.

6.2. Crediting of Earnings on Non-Stock Compensation. Except as provided in Section 6.3, a Participant may hypothetically invest his Account in one or more investment alternatives made available by the Administrator, and earnings or losses thereon shall be credited to the Participant’s Account in accordance with the valuation procedures under such investment alternatives. The Participant shall make his or her investment elections, and changes thereto, on an Election Form in accordance with procedures established by the Administrator. Unless the Administrator determines otherwise, the investment alternatives available under the Plan shall mirror the alternatives that are made available under the Code Section 401(k) plan sponsored by the Company.

6.3. Crediting of Earnings on Deferred Stock Payments. The portion of a Participant’s Account attributable to deferral of Stock Payments shall be deemed invested solely in stock equivalent units of Company Stock, shall be denominated in numbers of stock units, and shall be valued at any time as the stock equivalent units are credited to such Account multiplied by the then-Fair Market Value of the Company Stock. Whenever a dividend is declared and payable on Company Stock, the number of such stock equivalent units in the Participant’s Account shall be increased by the following calculations:

(i) the number of units in the Participant’s Account multiplied by any cash dividend declared by the Company on a share of Company Stock, divided by the Fair Market Value determined as of the related dividend payment date; and/or

(ii) the number of units in the Participant’s Account on the related dividend payment date multiplied by any stock dividend declared by the Company on a share of Company Stock.

In the event of any change in the number or kind of outstanding shares of Company Stock, including a stock split or splits (other than a stock dividend as provided above), an appropriate adjustment shall be made in the number of units credited to the Participant’s Account.

6.4. Statement of Account. As soon as practicable after the end of each Plan Year (and at such additional times as the Administrator may determine), the Administrator shall furnish each Participant with a statement of the balance credited to the Participant’s Account.

6.5. Vesting. A Participant is always one hundred percent (100%) vested in his or her Account.

ARTICLE VII

FUNDING AND PARTICIPANTS’ INTEREST

7.1. Plan Unfunded. This Plan shall at all times be considered entirely unfunded for both federal and state income tax purposes and for purposes of Title I of ERISA, and no trust shall be created by or for the Plan. The crediting to each Participant’s Account shall be made through recordkeeping entries. No actual funds shall be set aside; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts that meet the requirements of IRS Revenue Procedure 92-64 from which benefits due under this Plan may be paid in certain instances.

7.2. Establishment of Grantor Trust. Within fifteen (15) days following a Change in Control, the Company shall establish, if not already established, under the Plan a grantor trust that meets the requirements of IRS Revenue Procedure 92-64, and shall transfer assets to such trust in amounts sufficient to fully fund the Plan’s aggregate liability with respect to the Accounts under the Plan on and after the date of the Change in Control.

7.3. Participants’ Interest in Plan. Notwithstanding Section 7.2 or any other provision of the Plan, a Participant has an interest only in the value of the amount credited to his or her Account and has no rights or interests in the specific investment funds, stock, or securities in which his or her Account is hypothetically invested under the Plan. All distributions shall be paid by the Company from its general assets and a Participant (or his or her Beneficiary) shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder. The Plan constitutes a mere promise by the Company to make benefit payments in the future.

ARTICLE VIII

ADMINISTRATION AND INTERPRETATION

8.1. Administration. The Administrator shall be in charge of the overall operation and administration of this Plan. The Administrator has, to the extent appropriate and in addition to the powers described elsewhere in this Plan, full discretionary authority to construe and interpret the terms and provisions of the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be Employees; and to rely upon the information or opinions of legal counselor experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.

8.2. Interpretation. The Administrator may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Company’s purposes in adopting the Plan. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company or the Administrator arising out of or in connection with the Plan, shall be within the absolute discretion of each of them, and shall be final, binding and conclusive on the Company, and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The Administrator’s determinations hereunder need not be uniform, and may be made selectively among Directors, whether or not they are similarly situated.

8.3. Records and Reports. The Administrator shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under this Plan. The Administrator shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available.

8.4. Payment of Expenses. The Company shall bear all expenses incurred by the Administrator in administering this Plan.

8.5. Indemnification for Liability. The Company shall indemnify the Committee, the Administrator and the Employees to whom administrative duties have been delegated under this Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

8.6. Claims Procedure. Within ninety (90) days following the date payment was due in accordance with the terms of the Plan, the Participant or the Participant’s duly authorized representative (hereinafter, the “claimant”) may file a written request for payment with the Administrator. If a claim for benefits under the Plan is denied in whole or in part, the claimant will receive written notification within forty-five (45) days following the date of such written request. The notification will include specific reasons for the denial, specific reference to pertinent provisions of this Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure. To the extent a Participant hereunder is a claimant and serves as an Administrator, he or she shall not participate in any determination relating to his or her claim, and the Administrator or the Company may appoint an independent individual to take the place of such Participant for purposes of making such determination.

8.7. Review Procedure. No later than one hundred and eighty (180) days following the date payment was due under the Plan, the claimant may file a written request with the Administrator for a review of his denied claim. The claimant may review pertinent documents that were used in processing his claim, submit pertinent documents, and address issues and comments in writing to the Administrator. The Administrator will notify the claimant of his or her final decision in writing. In his or her response, the Administrator will explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was based. To the extent a Participant hereunder is a claimant requesting a review and serves as an Administrator, he or she shall not participate in any determination relating to the review, and the Administrator or the Company may appoint an independent individual to take the place of such Participant for purposes of making such determination.

8.8. Legal Claims. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VIII. No such legal action may be commenced more than two (2) years after the date of the Administrator’s final review decision, described in Section 8.7 above.

8.9. Participant and Beneficiary Information. Each Participant shall keep the Administrator informed of his or her current address and the current address of his or her designated beneficiary or beneficiaries. A Participant may from time to time change his designated Beneficiary without the consent of such Beneficiary by filing a new designation in writing with the Administrator. If no Beneficiary designation is in effect at the time of the Participant’s death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant’s surviving spouse, or if none, to his surviving children per stirpes, and if none, to his estate. The Administrator shall not be obligated to search for any person. If such person is not located within one (1) year after the date on which payment of the Participant’s death benefit is payable under the Plan, payment shall be made to the Participant’s estate.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1. Amendment. The Board shall have the right, at any time, to amend the Plan or discontinue deferrals under the Plan in whole or in part; provided that such amendment or termination complies with Code Section 409A and does not adversely affect the right of any Participant or Beneficiary to a benefit or payment due under the Plan. The Administrator has the authority, without Board approval, to amend the Plan to comply with the requirements of Code Section 409A, modify the amount or type of compensation that qualifies as Deferrable Compensation, modify the classes of individuals eligible to participate in the Plan, and to change the investment alternatives offered under the Plan. In addition, the Administrator may make such changes to the Plan’s operation and administration as it deems to be in the best interest of the Plan.

9.2. Termination of Plan. The Board may take action to provide for the acceleration of the time and form of a payment, or a payment hereunder, where the acceleration of the payment is made pursuant to a termination and liquidation of the Plan in accordance with one of the following:

(a) The termination and liquidation of the Plan pursuant to an irrevocable action taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control; provided that all agreements, methods, programs, and other arrangements sponsored by the Company or a participating Affiliate immediately after the Change in Control event with respect to which deferrals of compensation that, together with the Plan, are treated as a single plan for purposes of Treasury Regulation Section 1.409A-1(c)(2) (the “Aggregated Plans”) are terminated and liquidated with respect to each Participant that experienced the Change in Control event, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of compensation deferred under the terminated Aggregated Plans within twelve (12) months of the date of the irrevocable action taken to terminate and liquidate such Aggregated Plans.

(b) The termination and liquidation of the Plan within twelve (12) months of a corporate dissolution of the Company that is taxed under Code Section 331, or approved by a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i) The calendar year in which Plan termination and liquidation occurs;

(ii) The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) The first calendar year in which the payment is administratively practicable.

(c) The termination and liquidation of the Plan, where:

(i) Such termination and liquidation does not occur proximate to a downturn in the financial health of the Company or the Affiliate, as applicable;

(ii) To the extent the same Participant had deferrals of compensation thereunder, all Aggregated Plans are likewise terminated and liquidated;

(iii) No payments in liquidation of the Plan are made within twelve (12) months of the date the irrevocable action is taken to terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(iv) All payments are made within twenty-four (24) months of the date the irrevocable action is taken to terminate and liquidate the Plan; and

(v) The Company and Affiliate, as applicable, does not adopt a new plan that would be aggregated with the Plan if the Participant participated in both plans, at any time within three (3) years following the date the irrevocable action is taken to terminate and liquidate the Plan.

(d) Any other termination and liquidation event that is permissible under Code Section 409A.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Right of Company to Take Actions. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Company and a Director, or to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give a Director the right to be retained in the service of the Board or to interfere with the right of the Board to discharge the Director at any time, nor shall it be deemed to give to the Board the right to require the Director to remain in its employ, nor shall it interfere with the Director’s right to terminate his or her service at any time. Nothing in this Plan shall prevent the Company from amending, modifying, or terminating any other benefit plan.

10.2. Alienation or Assignment of Benefits. Except as otherwise provided under the Plan, a Participant’s rights and interest under the Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant’s rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.

10.3. Company’s Protection. By execution of an Election Form, each Participant shall be deemed to have agreed to cooperate with the Company by furnishing any and all information reasonably requested by the Administrator in order to facilitate the payment of benefits hereunder.

10.4. Construction. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of Delaware, to the extent such laws are not superseded by ERISA or any other federal law.

10.5. Headings. The headings of the Articles and Sections of this Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

10.6. Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

10.7. Right to Withhold. To the extent required by law in effect at the time a distribution is made from the Plan, the Company or its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local governments.